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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     WHEREAS, the statement or amended statement on Schedule 13G to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two persons (collectively the "Filing Persons"); and

     WHEREAS, the Filing Persons prefer to file the Joint Statement on behalf of all of Filing Persons rather than individual statements on Schedule 13G on behalf of each of the Filing Persons;

     NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Filing Persons:

      1. Each of the Filing Persons is individually eligible to use the Joint Statement.

      2. Each of the Filing Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

      3. Each of the Filing Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement

      4. None of the Filing Persons is responsible for the completeness of accuracy of the information concerning the other Filing Persons contained in the Joint Statement; unless such person knows or has reason to believe that such information is inaccurate.

      5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Filing Persons.

      Dated: February 7, 2002



      /s/ William D. St. John                   /s/ Patricia A. St. John
      ----------------------------------        ------------------------------
      William D. St. John                       Patricia A. St. John



                                                                SEC 1746 (10-97)
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